UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Endocyte, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 10, 2013

Dear Fellow Stockholder:

It is my pleasure to invite you to the 2013 Annual Meeting of Stockholders of Endocyte, Inc. on Wednesday, June 19, 2013 at 12:00 p.m. (EDT), at the offices of Faegre Baker Daniels LLP, Suite 600, 600 East 96th Street, Indianapolis, Indiana 46240. At the meeting, stockholders will vote on the business items listed in the notice of the meeting, which follows on the next page.

Again this year, we are furnishing proxy materials to our stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, helps keep our costs low and reduces the environmental impact of our annual meeting. On May 10, 2013, we mailed our stockholders a Notice of Internet Availability containing instructions on how to access our Proxy Statement and our 2012 Annual Report to Stockholders and vote online. The Notice also contains instructions on how you can receive a paper copy of the proxy statement and annual report.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the proxy statement and on the proxy card.

I look forward to seeing you at the annual meeting.

Sincerely,

P. Ron Ellis
President
and Chief Executive Officer

Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME
12:00 p.m. (EDT) on Wednesday, June 19, 2013
PLACE
Offices of Faegre Baker Daniels LLP, Suite 600, 600 East 96th Street, Indianapolis, Indiana 46240
ITEMS OF BUSINESS
(1) To elect three directors to serve until the 2016 annual meeting of stockholders.
(2) To consider ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013.
(3) To transact such other business as may properly come before the meeting.
RECORD DATE
You can vote if you are a stockholder of record on April 22, 2013.
ANNUAL REPORT
Our 2012 annual report to stockholders accompanies but is not part of these proxy materials.
PROXY VOTING
We cordially invite you to attend the meeting, but regardless of whether you plan to be present, please vote in one of these ways:
(1) VISIT THE WEB SITE noted on your proxy card or the Notice of Internet Availability of Proxy Materials to vote via the Internet;
(2) If you receive a printed copy of the proxy materials by mail, USE THE TOLL-FREE TELEPHONE NUMBER shown on your proxy card (this is a free call in the U.S.);

(3)

If you receive a printed copy of the proxy materials by mail, MARK, SIGN, DATE AND PROMPTLY RETURN your proxy card in the envelope provided, which requires no additional postage if mailed in the U.S.

By order of the Board of Directors,

Daniel L. Boeglin
Secretary

May 10, 2013

i

Endocyte, Inc.
3000 Kent Avenue, Suite A1-100
West Lafayette, Indiana 47906

PROXY STATEMENT

This proxy statement and accompanying proxy are being provided to stockholders in connection with the solicitation by the Board of Directors of Endocyte, Inc. (“Endocyte,” “we,” “us,” “our” or the “company”) of proxies to be voted at the 2013 annual meeting on June 19, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did stockholders receive a Notice of Internet Availability of Proxy Materials?

All of our stockholders will receive a Notice of Internet Availability of Proxy Materials, or Notice, which was or will be sent to stockholders on or about May 10, 2013, containing information on the availability of our proxy materials on the Internet. Stockholders will not receive a printed copy of our proxy materials unless requested in the manner described in the Notice. The Notice explains how to access and review this proxy statement and our 2012 Annual Report to Stockholders, and how you may vote by proxy.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the persons named in the proxy card, P. Ron Ellis and Michael A. Sherman, the authority to vote your shares in the manner you indicate on your proxy card.

Who is qualified to vote?

You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our common stock, par value $.001 per share, at the close of business on April 22, 2013.

How many shares may vote at the meeting?

On April 22, 2013, there were 35,972,616 shares of common stock outstanding, all of which are entitled to vote on all matters presented to stockholders at the meeting.

How many shares must be present to hold the meeting?

The presence at the meeting in person or by proxy of holders of common stock representing a majority of all the votes entitled to be cast at the meeting, or 17,986,309 shares, will constitute a quorum for the transaction of business.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Computershare Trust Company, N.A. our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record,” you have several choices. You can vote your shares by proxy:

•	By mailing your proxy card;
•	Over the telephone; or
•	Via the Internet.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the meeting?

If you are a “stockholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting.

What do I need to do to attend the meeting in person?

Proof of stock ownership and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the meeting. Only stockholders who owned Endocyte, Inc. common stock as of the close of business on April 22, 2013 are entitled to attend the meeting.

•	If your shares are registered in your name and you owned Endocyte, Inc. common stock as of the close of business on April 22, 2013, you only need to provide some form of government issued photo identification for admission.
•	If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the meeting if you bring a recent bank or brokerage statement showing that you owned shares of Endocyte, Inc. common stock on April 22, 2013.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.
•	Proposal 2: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2013.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares as follows:

•	Proposal 1: FOR all of the nominees for election as directors.
•	Proposal 2: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2013.

What are broker non-votes?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary authority to vote for that particular proposal and has not received instructions from the beneficial owner as to how to vote its shares. Proposal 1 falls into this category. If you do not provide your broker with voting instructions, your shares will not be voted on the proposal to elect directors.

What vote is required to approve each proposal?

The following votes are required from the holders of common stock to approve each of the proposals:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.
2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the proposal.

Why are there no advisory votes on executive compensation?

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we submitted two non-binding proposals to the stockholders at the 2011 annual meeting — an advisory vote to approve the company’s executive compensation, or “say-on-pay” vote, and an advisory vote on the frequency of future say-on-pay votes, or “frequency vote.” The holders of approximately 99.9% of the shares voted on the say-on-pay vote were cast in favor of our executive compensation. In addition, the holders of approximately 67.2% of the shares voted on the frequency vote at the 2011 annual meeting voted in favor of holding say-on-pay votes every three years. Accordingly, the Board of Directors has determined that the next say-on-pay vote will be conducted at the 2014 annual meeting and the next frequency vote will be conducted no later than the 2017 annual meeting.

Why did I receive more than one Notice or proxy card?

You will receive multiple Notices or cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.

Can I change my vote after I have mailed in my proxy card?

You may revoke your proxy by doing one of the following:

•	By sending a written notice of revocation to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268 that is received prior to the meeting, stating that you revoke your proxy;
•	By delivering a later-dated proxy in writing, over the telephone or via the Internet, and submitting it so that it is received prior to the cut-off time in accordance with the instructions included in the Notice and proxy card(s); or
•	By attending the meeting and voting your shares in person.

What happens if additional matters are presented at the annual meeting?

We know of no matters other than the items of business described in this proxy statement that are to be considered at the meeting. If other matters requiring a vote do arise, the persons named as proxies will have the discretion to vote on those matters for you.

Who will count the votes?

Our controller has been appointed by our board of directors as the inspector of election for the annual meeting. She will count the votes and later certify such action. The inspector will be present at the meeting.

Will the meeting be accessible to disabled persons?

The location of the meeting is accessible to disabled persons. Please call Joye Fisher at least five days in advance at 765-463-7175 if you require any special accommodations.

How can I review the list of stockholders entitled to vote at the meeting?

A list of stockholders entitled to vote at the meeting will be available at the meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our offices at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. If you would like to view the stockholder list, please contact our Corporate Secretary to schedule an appointment.

Who pays the cost of this proxy solicitation?

We will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so.

Is this proxy statement the only way that proxies are being solicited?

Certain employees or other representatives of the company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN
STOCKHOLDERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of our common stock as of the record date of April 22, 2013, of (1) each person (including any group) known to us to beneficially own more than five percent (5%) of any class of our voting securities as of the record date, (2) our directors and nominees for election as directors, (3) our named executive officers and (4) all of our current directors, named executive officers and other executive officers as a group. Unless otherwise indicated in the footnotes, shares are owned directly and the indicated person has sole voting and investment power. Also, unless otherwise noted below, the address of each person listed on the table is c/o Endocyte, Inc., 3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana 47906.

	Shares
Name and Address of Beneficial Owner	Number of Shares	%
Entities related to Sanderling Ventures(1) Sanderling Ventures 400 S. El Camino Real, Suite 1200, San Mateo, CA 94402	3,545,617	9.86
Pension Fund of the Christian Church (Disciples of Christ), Inc.(2) Pension Fund of the Christian Church 130 East Washington Street, Indianapolis, IN 46204-3645	3,382,678	9.40
BB Biotech AG and Biotech Target N.V.(3) Vordergasse 3, CH-8200 Schaffhausen, Switzerland (BB Biotech AG) Snipweg 26, Curacao (Biotech Target N.V.)	2,063,352	5.74
P. Ron Ellis(4)	683,248	1.87
Michael A. Sherman(5)	240,241	*
Christopher P. Leamon, Ph.D.(6)	204,327	*
David D. Meek	0	*
Binh Nguyen M.D., Ph.D.(7)	42,000	*
John C. Aplin, Ph.D.(8)	56,769	*
Douglas G. Bailey(9)	359,454	1.00
Keith E. Brauer(10)	54,421	*
Ann F. Hanham, Ph.D.(11)	868,441	2.41
Marc D. Kozin(12)	6,667	*
Philip S. Low, Ph.D.(13)	608,188	1.68
Peter D. Meldrum(14)	16,667	*
Fred A. Middleton(15)	3,750,072	10.41
Lesley Russell(16)	9,334	*
All directors and executive officers as a group (17 people)(17)	7,117,798	18.94

*	Less than 1%.
(1)	Consists of (i) 100,828 shares held by Sanderling V Beteiligungs GmbH & Co. KG; (ii) 162,170 shares held by Sanderling V Biomedical Co-Investment Fund, L.P.; (iii) 249,148 shares held by Sanderling V Biomedical, L.P.; (iv) 113,315 shares held by Sanderling V Limited Partnership; (v) 267,491 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P.; (vi) 1,017,304 shares held by Sanderling Venture Partners V, L.P.; (vii) 831,461 shares held by Sanderling Venture Partners VI Co-Investment Fund, L.P.; (viii) 8,434 shares held by Sanderling VI Beteiligungs GmbH and Co. KG; (ix) 10,049 shares held by Sanderling VI Limited Partnership; and (x) 785,417 shares held by Sanderling V Strategic Exit Fund, L.P. Fred Middleton is a managing director of Middleton, McNeil & Mills Associates V, LLC which has the ultimate voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH and Co. KG, Sanderling VI Limited Partnership and Sanderling V Strategic Exit Fund, L.P. and he may be deemed to have voting and investment power over shares held of record by Sanderling V Beteiligungs GmbH & Co. KG, Sanderling V Biomedical Co-Investment Fund, L.P., Sanderling V Biomedical, L.P., Sanderling V Limited Partnership, Sanderling Venture Partners V Co-Investment Fund, L.P., Sanderling Venture Partners V, L.P., Sanderling Venture Partners VI Co-Investment Fund, L.P., Sanderling VI Beteiligungs GmbH Co. KG, Sanderling VI Limited Partnership and Sanderling V Strategic Exit Fund, L.P. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling except to the extent of his individual pecuniary interest therein.
(2)	Based solely on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2012.
(3)	Based solely on information provided in a Schedule 13G and a Schedule 13G/A filed with the Securities and Exchange Commission on August 8, 2012 and February 13, 2013, respectively. Biotech Target N.V. is a wholly-owned subsidiary of BB Biotech AG, and these entities have shared voting and dispositive power over 2,063,352 shares of common stock.
(4)	Consists of (i) 29,654 shares held by P. Ron Ellis, (ii) 75,332 shares held by P. Ron Ellis and Margaret Heard Ellis, JTWROS and (iii) 578,262 shares held by P. Ron Ellis issuable upon exercise of options exercisable within 60 days of the record date.
(5)	Consists of (i) 73,298 shares held by Michael A. Sherman, (ii) 19,919 shares held by Sherman Investors LLC over which Mr. Sherman disclaims beneficial ownership except to the extent of his pecuniary interest therein, and (iii) 147,024 shares issuable upon exercise of options exercisable within 60 days of the record date.
(6)	Consists of (i) 15,073 shares held by Christopher P. Leamon and (ii) 189,254 shares issuable upon exercise of options exercisable within 60 days of the record date.
(7)	Consists of 42,000 shares held by Binh Nguyen issuable upon exercise of options exercisable within 60 days of the record date.
(8)	Consists of (i) 21,063 shares held by John Aplin and (ii) 35,706 shares issuable upon exercise of options exercisable within 60 days of the record date.
(9)	Consists of (i) 110,870 shares held by entities affiliated with ABV Holding Company, (ii) 74,529 shares held by Douglas G. Bailey, (iii) 138,349 shares held by Douglas G. Bailey and Sara G. Bailey JT TEN and (iv) 35,706 shares held by Douglas G. Bailey issuable upon exercise of options exercisable within 60 days of the record date. Douglas Bailey, a managing member of ABV Holding Company, is a member of our Board of Directors. Mr. Bailey disclaims beneficial ownership of the shares directly held by the entities affiliated with ABV Holding Company except to the extent of his pecuniary interest therein.
(10)	Consists of 54,421 shares issuable upon exercise of options exercisable within 60 days of the record date.
(11)	Consists of (i) 832,735 shares held by entities affiliated with Burrill & Company and (ii) 35,706 shares held by Ann F. Hanham issuable upon exercise of options exercisable within 60 days of the record date. Dr. Hanham disclaims beneficial ownership of the shares held by the entities affiliated with Burrill & Company except to the extent of her individual pecuniary interest therein.
(12)	Consists of 6,667 shares issuable upon exercise of options exercisable within 60 days of the record date.
(13)	Consists of (i) 385,117 shares held by Philip S. Low and Joan Low, JTWROS and (ii) 223,071 shares held by Philip S. Low issuable upon exercise of options exercisable within 60 days of the record date.
(14)	Consists of 16,667 shares issuable upon exercise of options exercisable within 60 days of the record date.
(15)	Consists of (i) 3,545,617 shares held by entities affiliated with Sanderling Ventures, (ii) 168,749 shares held by Fred A. Middleton and (iii) 35,706 shares held by Fred A. Middleton issuable upon exercise of options exercisable within 60 days of the record date. Mr. Middleton disclaims beneficial ownership of the shares directly held by the entities affiliated with Sanderling Ventures except to the extent of his individual pecuniary interest therein.
(16)	Includes 9,334 shares issuable upon exercise of options exercisable within 60 days of the record date.
(17)	Includes 1,612,066 shares issuable upon exercise of options exercisable within 60 days of the record date.

CORPORATE GOVERNANCE MATTERS

Policies on Corporate Governance

Our Board of Directors recognizes that good corporate governance is important to ensure that the company is managed for the long-term benefit of stockholders. The Board has adopted Corporate Governance Principles, written charters for each of its standing committees and a Code of Ethics and Business Conduct and will amend them as appropriate to reflect new policies or practices. The current version of each of these documents is available on our website, www.endocyte.com, in the Investor Relations section, and will be provided in print without charge upon written request to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

We will also either disclose on Form 8-K or post on our Internet website any substantive amendment to, or waiver from, a provision of the Code of Ethics and Business Conduct that applies to any of our directors or executive officers.

Board Composition

Our Board of Directors is currently composed of ten members, divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the Annual Meeting of Stockholders to be held during the years 2014 for the Class I directors, 2015 for the Class II directors and 2013 for the Class III directors.

•	Our Class I directors are John C. Aplin, Douglas G. Bailey, Philip S. Low and Lesley Russell. Mr. Bailey will retire from our Board of Directors effective as of the 2013 annual meeting.
•	Our Class II directors are Keith E. Brauer, Ann F. Hanham and Peter D. Meldrum.
•	Our Class III directors are P. Ron Ellis, Marc D. Kozin and Fred A. Middleton.

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors, which is currently ten members, shall be fixed from time to time by a resolution of the majority of our Board of Directors.

Board Leadership Structure

John C. Aplin, one of our independent directors, currently serves as a non-executive Chairman of the Board. P. Ron Ellis is our President and Chief Executive Officer. Mr. Ellis focuses on the day-to-day developments of the company and establishes the company’s growth strategy and strategic plan. Mr. Aplin chairs the Board and, in that capacity, can impact the issues that are brought before the Board. The Board of Directors believes that these complementary roles provide an appropriate leadership structure for the company at this time.

The Board of Directors expects to re-evaluate its leadership structure on an ongoing basis and may change it as circumstances warrant. As stated in our Corporate Governance Principles, the Board believes that these two roles may, but need not be, the same person. If the Chairman and the Chief Executive Officer is combined in the future, the Board will designate one of its independent directors as “Lead Independent Director” with the responsibilities described in our Corporate Governance Principles. The Board believes that it is in the best interest of the company if the Board has the flexibility to change its leadership structure to one in which the offices of Chairman of the Board and Chief Executive Officer are held by one person based upon the circumstances then present.

Board’s Role in Oversight of Risk Management

While risk management is primarily the responsibility of our management, the Board of Directors, acting primarily through the Audit Committee, provides overall risk oversight with a focus on the most significant risks facing us. We use a risk management process to identify and assess the major risks we face and develop strategies for controlling, mitigating and monitoring risk. As part of this process, we gather information throughout the company to identify and prioritize major risks. The identified risks and mitigation strategies are validated with management and presented to the Audit Committee on an ongoing basis.

Examples of major risks we have identified are our ability to achieve regulatory milestones, enter into license or other business development transactions, access capital, and execute clinical trials in a timely manner.

Information concerning risks relating to our compensation policies and practices is provided on page 25 of this proxy statement.

Additional review or reporting on risks is conducted as needed or as requested by the Board or Audit Committee.

Director Independence

Our common stock is listed on The Nasdaq Global Market. Under the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors and, subject to specified exceptions, independent directors must be the members of a listed company’s audit, compensation and nominating and corporate governance committees. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

After reviewing the composition of the Board of Directors, the composition of its committees and the independence of each director, our Board of Directors has determined that none of Messrs. Brauer, Bailey, Kozin, Meldrum and Middleton and Drs. Aplin, Hanham and Russell, representing eight of our ten directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing rules. Our Board of Directors also determined that Mr. Brauer and Drs. Aplin and Hanham, who comprise our Audit Committee, Messrs. Bailey, Meldrum and Middleton, who comprise our Compensation Committee, and Messrs. Bailey and Kozin and Dr. Hanham, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable Securities and Exchange Commission rules and the Nasdaq listing rules.

In making its determination of independent status, our Board of Directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence. In making its determination with respect to Mr. Kozin, our Board of Directors considered his position as a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm, which firm provided consulting services to us in 2012 and is providing consulting services to us in 2013. Mr. Kozin is not a partner in, or a controlling shareholder or an executive officer of, L.E.K. Consulting. After reviewing Mr. Kozin’s relationship with L.E.K. Consulting, our Board of Directors determined that Mr. Kozin does not have a direct or indirect material interest in the transactions and that our business relationship with L.E.K. Consulting does not interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has determined that neither Mr. Ellis nor Dr. Low meets the independence eligibility requirements of the Nasdaq listing rules or Rule 10A-3 because both of them are executive officers and employees of the company. Consequently, Mr. Ellis and Dr. Low are not considered independent directors.

Nominations for Directors

The Nominating and Corporate Governance Committee screens candidates and recommends candidates for nomination to the Board. In seeking and evaluating director candidates, the Nominating and Corporate Governance Committee considers individuals in accordance with the criteria described below under “— Director Qualifications.” Director candidates may be recommended by Board members, a third-party search firm or stockholders. In 2012, the Nominating and Corporate Governance Committee engaged Levin & Company, Inc., a third-party search firm, to assist it in identifying and evaluating potential candidates for director.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. A stockholder who wishes to recommend a director candidate should send such recommendation to our Corporate Secretary at 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268, who will forward it to the committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements for stockholder nominations set forth in our Amended and Restated By-Laws.

Director Qualifications

The Board of Directors believes that its members should exhibit high standards of independent judgment and integrity, have a strong record of achievement, have an understanding of our business and the competitive environment in which we operate, and bring the benefits of their experiences and backgrounds to the Board and committee functions. Directors should be committed to enhancing stockholder value on a long-term basis and have sufficient time to carry out their duties.

In considering director nominees, the Nominating and Corporate Governance Committee reviews the current composition of the Board, including issues of character, judgment, diversity, age, independence, corporate experience, length of service, understanding of the Company's business, other commitments and any specialized areas of expertise needed by the Board or any of its committees. Although the Board does not have a policy requiring the consideration of diversity as a principal factor in identifying director candidates, the committee is expected to evaluate a candidate's background, age, education, professional accomplishments and experiences and the effect that the candidate's election would have on the composition of the Board as a whole.

Communications with the Independent Directors of the Board

The Board has implemented a process by which our stockholders and other interested parties may communicate with the Board or one or more members of our Board in a written communication addressed to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. The Board has instructed our Corporate Secretary to promptly forward all such communications to the specified addressees thereof. However, certain items which are unrelated to the duties and responsibilities of the Board will be excluded, such as: product complaints, product inquiries, new product suggestions, resumes, surveys and advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on our records, we believe that during 2012 all applicable Section 16(a) filing requirements were met.

TRANSACTIONS WITH RELATED PERSONS

Policy

We have adopted a formal policy that our executive officers, directors, holders of more than five percent of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us in without the prior consent of our audit committee, or other independent members of our Board of Directors in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant by the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

We have been a party to the following transactions since January 1, 2012, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than five percent of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Transactions with Our Founders and Entities Affiliated with Our Founders

Philip S. Low, Ph.D., our Chief Science Officer and one of our founders and directors, conducts research at Purdue Research Foundation. We entered into an exclusive license agreement dated October 21, 1998, as amended, and an exclusive license agreement effective March 1, 2011 with Purdue Research Foundation to license certain intellectual property and methods that were invented in Dr. Low’s laboratory. Additionally, we are a party to a lease with Purdue Research Foundation.

Dr. Low is entitled to a total of $50,000 upon the achievement of certain milestones pursuant to a patent assignment agreement dated November 1, 2007 that we entered into with Optical Therapeutic Technologies, or OTT, Dr. Low and three other individuals, pursuant to which each of the individuals assigned certain patent applications to us and OTT released any rights to conjugate patents of such patent applications. The patent assignment agreement provided each of the individuals, but not OTT, with the following payments:

•	$6,250 to each individual upon signing the patent assignment agreement;
•	$12,500 to each individual upon the issuance of the first conjugate patent by the USPTO; and
•	$37,500 to each individual upon the U.S. Food and Drug Administration, or FDA, approval of the first product comprising or containing any conjugate covered by a valid claim of a conjugate patent.

To date, we have paid the first payment of $6,250 and the second payment of $12,500 to each individual upon execution of the patent assignment agreement and the issuance by the USPTO of the first conjugate patent, totaling $75,000. Potential payments totaling $150,000 may be paid to the individuals upon the achievement of the third milestone described above. The patent assignment agreement does not provide a term or termination provisions.

In September 2011, we entered into an agreement with On Target Laboratories, L.L.C., or On Target, to develop and commercialize products relating to the compound comprising our Folate and DUPA ligands and certain other licensed patents. The chief executive officer of On Target is the brother of Dr. Low, one of our directors and Chief Science Officer. Dr. Low also owns more than 10% of the equity of On Target. We believe the terms of the On Target agreement are no less favorable to us than terms that would be available in an arm’s-length transaction. On Target is solely responsible for conducting research and development, seeking regulatory approval and commercialization of products. If On Target fails to meet minimum spend requirements on research and development, we have the right to terminate the agreement. We will be entitled to receive minimum royalty payments annually based on net sales, but there is no guarantee that a commercial product will be developed and approved for commercial sales. We will also be entitled to reimbursement of expenses relating to patent expenses and payments to the inventors and Purdue University as certain milestones are met. During 2012, we received $20,000 in license payments and $54,475 in reimbursed research and development expenses, and we expect to receive approximately $20,000 during 2013 for license payments.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings and Attendance

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business by our President and Chief Executive Officer, other officers and the Chairman of the Board, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. Directors are also expected to use reasonable efforts to attend the annual meeting of stockholders. During 2012, the Board of Directors met eight times. The Board conducts many of its oversight responsibilities through three standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2012, all directors participated in 75% or more of the aggregate number of meetings of the Board and the committees on which they served. All directors at that time attended the 2012 annual meeting of stockholders in person.

Executive Sessions of Independent Directors

The independent directors meet in executive session without management present following each regularly scheduled Board meeting. The Chairman of the Board presides over these executive sessions. He also helps to set agendas for Board meetings and serves as a liaison between the independent directors and the senior management team.

Committee Membership

The table below provides current membership information for each of the standing committees of the Board:

Name	Audit		Compensation		Nominating and Corporate Governance
John C. Aplin, Ph.D.(1)	X
Douglas G. Bailey			X	(2)	X
Keith E. Brauer	X	(2)
P. Ron Ellis
Ann F. Hanham, Ph.D.	X				X	(2)
Marc D. Kozin					X
Philip S. Low, Ph.D.
Peter D. Meldrum			X
Fred A. Middleton			X
Lesley Russell, M.B.Ch.B.
Number of 2012 Meetings	9		6		4

(1)	Chairman of Board
(2)	Committee Chairman

The Audit Committee

The members of our Audit Committee are Mr. Brauer and Drs. Aplin and Hanham, each of whom is a non-employee member of our Board of Directors. The committee’s chairman, Mr. Brauer, is our audit committee financial expert, as that term is defined under the Securities and Exchange Commission rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the Nasdaq listing rules. Our Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of our internal control policies and procedures;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results; and
•	preparing the audit committee report that the Securities and Exchange Commission requires in our annual proxy statement.

The Compensation Committee

The members of our Compensation Committee are Messrs. Bailey, Meldrum and Middleton. Mr. Bailey is the chairman of the committee. The Compensation Committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;
•	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;
•	discussing the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations with management and, if appropriate, recommending its inclusion in the company’s annual report on Form 10-K and proxy statement;
•	administering the issuance of stock options and other awards under our stock plans; and
•	reviewing the results of advisory votes on executive compensation and determining whether to revise our compensation policies and programs to respond to stockholder concerns.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2012 was an officer, employee or former officer of Endocyte or had any relationship requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to Securities and Exchange Commission regulations.

The Nominating and Corporate Governance Committee

The members of our Nominating and Corporate Governance Committee are Messrs. Bailey and Kozin and Dr. Hanham. Dr. Hanham is the chairman of the committee. The committee held four meetings during 2012. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board of Directors;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;
•	reviewing the succession planning for our executive officers;
•	overseeing the evaluation of our Board of Directors and management; and
•	recommending members for each committee of our Board of Directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members divided into three classes whose three-year terms of office expire at successive annual meetings. Directors elected at the annual meeting will serve for a term of office expiring at the 2016 annual meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the persons listed below as “Nominees for Director.” All of the nominees are current directors.

We expect each nominee for election as a director will be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

There are no family relationships among any of our directors or executive officers. The names, principal occupations and certain other information about the nominees and the directors whose term of office is not expiring at the annual meeting, as well as key experiences, qualifications, attributes and skills of those persons that led the Nominating and Corporate Governance Committee to conclude that such person is currently qualified to serve as a director are set forth on the following pages.

Nominees for Director (Class III Directors)

P. Ron Ellis

Age 51

Mr. Ellis is one of our founders and has served as our President and Chief Executive Officer since January 1996 and as a member of our Board of Directors since December 1995. From May 1987 to December 1995, Mr. Ellis served in various positions at Hill-Rom Company, but most recently as Vice President of Strategy and Corporate Development of the specialty care division. Mr. Ellis holds a B.S. in computer science and an M.B.A. from Brigham Young University and a certification in regulatory affairs from Purdue University.

We believe that Mr. Ellis possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our President and Chief Executive Officer and as one of our co-founders, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

Marc D. Kozin

Age 51
Nominating and Corporate Governance Committee

Mr. Kozin has served as a member of our Board of Directors since July 2012. Mr. Kozin has been a Senior Advisor to L.E.K. Consulting, a global strategy consulting firm, since July 2011. Prior to that, Mr. Kozin served as president of L.E.K.’s North American practice for 15 years. Mr. Kozin has nearly 30 years of experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally. Mr. Kozin currently serves as a member of the board of directors of UFP Technologies, Inc., a designer and manufacturer of engineered packaging solutions and engineered component products, DYAX Corp., a biopharmaceutical company, and two privately-held companies. He also serves on the strategic advisory board for Healthcare Royalty Partners, a global healthcare investment firm. Mr. Kozin holds a B.A., with distinction, in economics from Duke University and an M.B.A., with distinction, from The Wharton School, University of Pennsylvania.

We believe that Mr. Kozin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in corporate and business unit strategy consulting, merger and acquisition advisory services, and value management both domestically and internationally, as well as his deep industry expertise advising biopharmaceutical, life sciences and medical technology companies.

Fred A. Middleton

Age 63
Compensation Committee

Mr. Middleton has served as a member of our Board of Directors since July 2001. Since 1987, Mr. Middleton has been a General Partner and Managing Director of Sanderling Ventures, a biomedical venture capital firm. During the last 30 years, Mr. Middleton has served in a number of roles as a member of management, board member or an investor in over 25 biomedical companies. Mr. Middleton currently serves as a director of Stereotaxis, Inc. (STXS), a medical device company, and as Chairman of the Board of Pacira Pharmaceuticals, Inc. (PCRX), a therapeutic drug company. During the past five years, he was also a member of board of directors of CardioNet, Inc. (BEAT), a cardiac rhythm management services company, and Favrille, Inc. (FVRL), a biopharmaceutical company. Mr. Middleton also serves on the board of directors of several privately-held biomedical and biotechnology companies. He holds a B.S. in chemistry from the Massachusetts Institute of Technology and an M.B.A. with distinction from the Harvard Business School.

We believe that Mr. Middleton possesses specific attributes that qualify him to serve as a member of the Board of Directors, including his experience in the venture capital industry and his general operational and management experience working with early-stage biomedical companies.

The Board of Directors Unanimously Recommends that
Stockholders Vote FOR the Nominees Named Above.

Information regarding the company’s directors continuing in office is provided below. Although Mr. Bailey’s term as a director does not expire at the 2013 annual meeting, Mr. Bailey has notified us that he will retire from the Board of Directors effective as of the 2013 annual meeting.

Class I Directors (Terms expire in 2014, except for Mr. Bailey, who will retire as of the 2013 annual meeting)

John C. Aplin, Ph.D.

Age 67
Chairman of the Board
Audit Committee

Dr. Aplin has served as a member of our Board of Directors since May 2003 and as Chairman since May 2011. Since November 1990, Dr. Aplin has served as General Partner and Managing Director of CID Capital, a venture capital firm. Dr. Aplin has served on the board of directors of 25 companies and was the Chairperson of the M.B.A. program at Indiana University. Dr. Aplin holds a B.S. in business administration from Drake University, and an M.A. in industrial and labor relations and a Ph.D. in business administration from the University of Iowa. Dr. Aplin is also a Certified Management Consultant.

We believe that Dr. Aplin possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital industry, his years of business and leadership experience and his financial sophistication and expertise.

Douglas G. Bailey

Age 63
Compensation Committee (Chairman)
Nominating and Corporate Governance Committee

Mr. Bailey has served as a member of our Board of Directors since July 2001. Mr. Bailey is the founder of American Bailey Corporation, a private equity firm for which he has served as President since October 1984 and as Chief Executive Officer since 1996. Mr. Bailey has served as the President and Chief Executive Officer since April 2010, Chairman of the board of directors since January 2010, Deputy Chairman from 2002 through 2009, and a director since April 1998 of Fuel Tech, Inc., a technology company enabling clean, efficient energy. Mr. Bailey holds a B.S., an M.S. and Engineer’s degree, all in mechanical engineering from Massachusetts Institute of Technology, and an M.B.A. from the Harvard Business School.

Philip S. Low, Ph.D.

Age 65

Dr. Low is one of our founders and has served as our Chief Science Officer since April 1998 and as a member of our Board of Directors since December 1995. Dr. Low has served on the faculty at Purdue University since August 1976, where he is currently the Ralph C. Corley Distinguished Professor of Chemistry. Dr. Low holds a B.S. in chemistry from Brigham Young University and a Ph.D. in biochemistry from the University of California, San Diego.

We believe that Dr. Low possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Science Officer and as one of our co-founders, which brings historic knowledge, scientific expertise and continuity to our Board of Directors.

Lesley Russell, M.B.Ch.B.

Age 52

Dr. Russell has served as a member of our Board of Directors since January 2013. Dr. Russell served as senior vice president and head of research and development for global branded products at Teva Pharmaceutical Industries Limited, a global pharmaceutical company, from October 2011 until June 2012. Prior to that position, she was executive vice president and chief medical officer at Cephalon, Inc., a global biopharmaceutical company. Dr. Russell joined Cephalon in 2000 and held various positions of increasing responsibility, including head of clinical research and medical affairs, prior to becoming Cephalon’s chief medical officer in September 2006. Before joining Cephalon, Dr. Russell held positions of increasing responsibility at Amgen U.K., Lilly Industries Ltd., U.K., and U.S. Bioscience, now acquired by MedImmune Oncology. Dr. Russell currently serves as a member of the board of directors of AMAG Pharmaceuticals, Inc. (AMAG), a biopharmaceutical company. She holds a M.B.Ch.B. degree from the University of Edinburgh, Scotland.

We believe that Dr. Russell possesses specific attributes that qualify her to serve as a member of our Board of Directors, including her experience in advancing products through late-stage clinical development and in navigating the new drug approval process at the FDA.

Class II Directors (Terms expire in 2015)

Keith E. Brauer

Age 64
Audit Committee (Chairman)

Mr. Brauer has served as a member of our Board of Directors since August 2006. From August 1999 through December 2011, Mr. Brauer served in various roles at the Community Hospitals of Indianapolis, or CHI, including roles with CHI’s affiliate, Indiana Heart Hospital, or IHH. Mr. Brauer served as a member of CHI’s finance committee from August 1999 to December 2011, and as a member of IHH’s board of directors from April 2006 to December 2011, as Chairman of IHH’s board of directors. Mr. Brauer was also a member of CHI’s board of directors from October 2000 to December 2009 and as Chairman of CHI’s board of directors from August 2003 to August 2005. He has also served on the board of directors since August 2008 and chairman of the audit committee since October 2008 of NICO Corporation, a neurosurgery company. From 1988 to 1994, Mr. Brauer served in various executive roles at Eli Lilly and Company, a healthcare company, most recently as Executive Director and Chief Accounting Officer. From July 1994 to April 2006, Mr. Brauer served as Vice President, Finance and Chief Financial Officer of Guidant, which was acquired by Boston Scientific Corporation, a medical device company, in April 2006. Mr. Brauer retired with full benefits after the acquisition of Guidant and has not sought full time employment since that time. Mr. Brauer occasionally consults for investors in the medical device industry. Mr. Brauer holds a B.S. in management from Indiana University and an M.B.A. from the University of Michigan and has been a member of the Financial Executives Institute since 1984.

We believe that Mr. Brauer possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his financial, general operational and management experience.

Ann F. Hanham, Ph.D.

Age 60
Audit Committee
Nominating and Corporate Governance Committee (Chairman)

Dr. Hanham has served as a member of our Board of Directors since November 2004. Dr. Hanham joined Burrill & Company, a venture capital and merchant banking firm, in February 2000 and has served as a Managing Director there since January 2002. Dr. Hanham served on the board of directors of BioMimetic Therapeutics, Inc., a biopharmaceutical company, from May 2001 to September 2006; Biotie Therapies, a drug discovery and development company, from March 2009 to April 2011; and Targacept, a biopharmaceutical company, from September 2005 to August 2006. Dr. Hanham holds a B.Sc. from the University of Toronto, a M.Sc. from Simon Fraser University and a Ph.D. from the University of British Columbia.

We believe that Dr. Hanham possesses specific attributes that qualify her to serve as a member of our Board of Directors, including experience in the venture capital industry and her years of financial, business and leadership experience in the biomedical industry.

Peter D. Meldrum

Age 65
Compensation Committee

Mr. Meldrum has served as a member of our Board of Directors since May 2012. Mr. Meldrum has been President and Chief Executive Officer of Myriad Genetics, Inc., a molecular diagnostic company, since November 1991 and a director of Myriad since May 1991. Prior to joining Myriad, he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He holds a Doctorate of Engineering (honorary) from the University of Utah, a Doctorate of Science (honorary) from Westminster College, an M.B.A. from the University of Utah and a B.S. in Chemical Engineering from the University of Utah.

We believe that Mr. Meldrum possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his years of experience in the biotechnology, diagnostic and related industries, his expertise in investor relations and his scientific background and industry knowledge.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2013, and we are asking stockholders to approve a proposal to ratify that appointment.

The Audit Committee approves all audits and permissible non-audit services to be provided to the company by Ernst & Young LLP prior to commencement of services and has delegated to the Chairman of the Audit Committee the authority to approve specific services up to specified individual and aggregate fee amounts. These approval decisions are presented to the full Audit Committee at the next scheduled meeting after such approvals are made.

The company has incurred fees as shown below for services from Ernst & Young LLP. Ernst & Young LLP has advised us that it has billed or will bill the company the below indicated amounts for the following categories of services for the years ended December 31, 2012 and 2011, respectively:

	2012	2011
Audit Fees(1)	$518,500	$709,100
Audit-Related Fees	—	—
Tax Fees(2)	131,400	66,900
All Other Fees	—	—

(1)	Includes fees for services rendered for the annual audits for the years ended December 31, 2012 and 2011, reviews of the quarterly financial statements, issuance of consent and comfort letters in connection with filing our registration statement for our public offerings and consultation services relating to debt issuances.
(2)	In 2012, includes fees related to orphan drug credit analysis, multi-state tax analysis and filings, research and development credit analysis, Indiana patent income exclusion analysis and general and international tax consultations. In 2011, includes fees relating to tax return preparation and services related to a Section 382 study relating to usage of the company’s net operating loss carryforwards.

We expect that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will also have an opportunity to make a statement if they desire to do so.

If the holders of a majority of voting shares voting on this matter do not ratify the selection, the Audit Committee will reconsider its choice taking into consideration the views of the stockholders and may, but will not be required to, appoint a different independent registered public accounting firm.

The Board of Directors Unanimously Recommends that Stockholders Vote FOR Ratification of the Appointment of Ernst &Young LLP as our Independent Registered Public Accounting Firm for 2013.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is responsible for monitoring the integrity of the company’s financial statements, the qualifications, performance and independence of the company’s independent registered public accounting firm and the company’s compliance with legal and regulatory requirements. We have the sole authority to appoint or replace the company’s independent registered public accounting firm. The committee operates under a written charter adopted by the Board. The committee currently has three members. The Board has determined that each committee member is independent under the standards of director independence established under our Corporate Governance Principles, the Nasdaq listing standards and applicable securities laws.

Management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States. The company’s independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting. Our responsibility is to oversee and review the financial reporting process and to review and discuss reports related to internal control over financial reporting. We are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to the independence of the independent registered public accounting firm. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.

We held nine meetings during 2012. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and the independent registered public accounting firm, Ernst & Young LLP.

We discussed with Ernst & Young LLP the overall scope and plans for their respective audits. We met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations.

We discussed with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, particularly related to the company’s compliance with the Sarbanes-Oxley Act.

We reviewed and discussed the audited financial statements for the year ended December 31, 2012 with management and Ernst & Young LLP. We reviewed Ernst & Young LLP’s report on our financial statements which indicated that the financial statements present fairly, in all material respects, our financial position and results of operations and cash flows in conformity with accounting principles generally accepted in the United States. We also reviewed and discussed with management and Ernst & Young LLP the management’s report and Ernst & Young LLP’s report on the effectiveness of our internal control over financial reporting. We also discussed with management and Ernst & Young LLP the process used to support certifications by the company’s Chief Executive Officer and Chief Financial Officer that are required by the Securities and Exchange Commission to accompany the company’s periodic filings with the Securities and Exchange Commission.

We also discussed with Ernst & Young LLP matters required to be discussed by their professional standards, including, among other things, matters related to the conduct of the audit of the company’s financial statements and the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

We also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with us concerning independence and we discussed with Ernst & Young LLP the independence of that firm.

When considering Ernst & Young LLP’s independence, we considered if services they provided to the company beyond those rendered in connection with their audit of the company’s financial statements and reviews of the company’s quarterly unaudited financial statements were compatible with maintaining their independence. We concluded that the provision of such services by Ernst & Young LLP’s has not jeopardized Ernst & Young LLP’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the company’s audited financial statements for the year ended December 31, 2012 be included in the company’s annual report on Form 10-K. The Committee has also selected Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2013 and will present an advisory proposal to the stockholders at the meeting to ratify the selection.

The Audit Committee:

Keith E. Brauer, Chairman
John C. Aplin
Ann F. Hanham

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of the three directors named below, each of whom meets the independence standards of the company’s Corporate Governance Principles, the Nasdaq listing standards and applicable securities laws.

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The Compensation Committee used Radford, an Aon Hewitt Consulting Company, or Radford, as its consultant during 2012. The consultant reports to the Compensation Committee directly and interacts with management, as necessary. The consultant has not performed work for the company other than pursuant to an engagement by the Compensation Committee.

The committee held six meetings during 2012. The meetings were designed, among other things, to facilitate and encourage free and frank discussion between committee members and the consultant as well as extensive communication among committee members, executive management, and other company personnel involved in executive compensation matters.

The committee reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on its review and these discussions with management, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2012, and proxy statement for the 2013 annual meeting of stockholders.

The Compensation Committee:

Douglas G. Bailey, Chairman
Peter D. Meldrum
Fred A. Middleton

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following discussion and analysis is intended to supplement the more detailed information concerning executive compensation that appears in the rest of this section and in the compensation tables and accompanying narrative which follow this section. Our goal is to provide an understanding of our compensation practices and the decisions that affected the compensation payable for 2012 to our executive officers, including the President and Chief Executive Officer, the Chief Financial Officer and the other executive officers named in the Summary Compensation Table, whom we refer to in this discussion as the named executive officers, or NEOs.

The Compensation Committee of our Board of Directors, referred to in this section as the committee, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report immediately precedes this discussion.

During 2012 we achieved significant accomplishments, including the following:

•	having secured adequate supply of pegylated liposomal doxorubicin (marketed in the U.S. under the brand name DOXIL®), we resumed enrollment in PROCEED, the ongoing phase 3 clinical trial of vintafolide for the treatment of platinum-resistant ovarian cancer;
•	we entered into a worldwide collaboration agreement with an affiliate of Merck & Co., Inc. to develop and commercialize our leading drug candidate vintafolide (EC145) and received $125.0 million in payments during 2012;
•	we initiated TARGET, a randomized phase 2b trial of vintafolide (EC145) for the treatment of second line non-small cell lung cancer;
•	our applications to the European Medicines Agency, or EMA, for conditional marketing authorization for vintafolide (EC145) and etarfolatide (EC20) were accepted by the EMA; and
•	we finalized a commercial plan in preparation for potential regulatory approval in the European Union.

Advisory Votes on Compensation

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, and regulations of the Securities and Exchange Commission, we submitted two non-binding proposals to our stockholders at the 2011 annual meeting. These proposals consisted of an advisory vote to approve the compensation of the NEOs as disclosed in the proxy statement, or a say-on-pay vote, and an advisory vote on the frequency of future say-on-pay votes, or a frequency vote. In accordance with the results of the 2011 frequency vote, we are conducting say-on-pay votes every three years. As a result, the next say-on-pay vote will be held at the 2014 annual meeting and the next frequency vote will be held no later than the 2017 annual meeting.

In view of the substantial support expressed by the stockholders on the 2011 say-on-pay vote and the fact that we did not conduct a say-on-pay vote in 2012, the committee did not make any changes to our executive compensation programs and policies for 2012. However, the committee intends to continue to monitor stockholder concerns in making future decisions affecting the compensation of the NEOs.

Compensation Philosophy

Our executive compensation program seeks to attract and retain our senior executives and motivate them to pursue our corporate objectives while encouraging the creation of long-term value for our stockholders. Through our annual goal-setting process, organizational objectives are established for our company and employees, including the NEOs. We evaluate and reward our NEOs through compensation intended to motivate them to identify and capitalize on the opportunities that result in our growth and success.

The main elements of our NEO compensation program are:

•	base salary;
•	short-term incentives through our cash bonus program;
•	long-term incentives through equity awards; and
•	broad-based employee benefits.

The committee believes that each of these compensation components is necessary to help us attract and retain the executive talent on which we depend. We target equity compensation at a higher level relative to our peers as compared to cash compensation to fuel innovation that will generate returns for our stockholders over the long term and to conserve our cash resources.

Compensation Decision Process

Role of Committee

Prior to our initial public offering, decisions affecting the compensation of our officers were made by the Board of Directors based on committee recommendations which the Board could approve or modify as it saw fit. Now, all compensation decisions affecting our executive officers, including the NEOs, are solely determined by the committee.

Role of Management

Our Chief Executive Officer, or CEO, and our Chief Financial Officer, or CFO, typically attend meetings of the committee, except for executive sessions. At the request of the committee, our CEO provides his assessment of the performance of our NEOs, other than himself. Our CEO also takes an active part in the discussions of the committee at which the compensation of NEOs other than himself are discussed. The committee may agree with our CEO’s recommendations or may reach a different conclusion as to the compensation of such NEOs. Our CFO oversees the human resources function at our company and contributes to the committee’s consideration of the design and function of our compensation practices overall, including those applicable to executive officers. All decisions regarding our CEO’s and CFO’s compensation are determined by the committee in executive closed sessions outside of such officer’s presence.

Role of Compensation Consultant

The committee has the authority to engage its own advisers to assist it in carrying out its responsibilities. The committee selected Radford, an Aon Hewitt Consulting Company, or Radford, as its consultant. The consultant reports directly to the committee and interacts with management, as necessary. For 2012, Radford provided us with market data derived from surveys and the peer comparator group discussed below. Radford also provides advisory services supporting the committee in developing and executing elements of compensation plans for all employees. The consultant has not performed any work for us or management other than as part of their engagement by the committee. The committee has determined that the work performed by Radford in 2012 did not raise any conflicts of interest.

Market Competitive Data

With the assistance of its consultant, Radford, in October 2010, the committee determined a group of similarly situated public peer companies, from which we assess competitive pay levels and compensation practices as disclosed pursuant to such companies’ publicly filed compensation data. The peer group was determined using the following criteria:

•	U.S. companies operating in drug delivery systems or biopharmaceutical industries that are similarly situated in phase 3 clinical trials or after filing a new drug application with the FDA;
•	comparable companies in terms of stage of development and our forecasted financial profile; and
•	sufficient room for growth without over- or under-extending the breadth of our selected peer group.

The peer group consisted of:

Alimera Sciences	MAP Pharmaceuticals
Ardea Biosciences	Medivation
ARIAD Pharmaceuticals	Nabi Biopharmaceuticals
ArQule	Novavax
AVEO Pharmaceuticals	Omeros Corporation
BioCryst Pharmaceuticals	Optimer Pharmaceuticals
Cadence Pharmaceuticals	Orexigen Therapeutics
Cytokinetics	Pain Therapeutics
DURECT	Pharmacyclics
Dynavax Technologies	Targacept

In determining 2012 compensation for our NEOs, the committee considered data for the peer group updated for a 3% salary increase trend in 2012 and other executive compensation data provided by Radford from surveys. These data are used to validate and ensure that compensation falls within a competitive range against industry norms. Generally, for the NEOs, the committee targets base salary to be between the 25th and 50th percentile of the peer group. It sets cash bonus opportunities at the 50th percentile and equity award opportunities at the 75th percentile. However, benchmarking is only one of many factors the committee considers in setting NEO compensation.

Performance-Driven Compensation

The committee emphasizes performance in annually reviewing and setting our NEOs’ base salary, bonuses and equity awards. This emphasis on performance with respect to a substantial portion of compensation is intended to motivate our NEOs to pursue our business objectives, reward them for achievement of these objectives and align their interests with those of our stockholders.

Our annual bonus program provides participants, including NEOs, with opportunities to earn cash bonuses that relate to specific goals for company and individual performance. Bonuses are paid in the following year after the committee determines the payouts to the participants. We also use equity awards to motivate performance. Stock options only have value to the extent our stock price improves over the term of the options. During 2011, the committee not only made awards of stock options, but also awards of performance-based restricted stock units, or PRSUs, that are subject to objective performance conditions. The PRSUs will be earned in whole or in part depending on our receiving regulatory approval permitting us to commercialize a product.

Elements of Executive Compensation

Base Salary

We provide base salaries to our NEOs and other employees to compensate them for services rendered on a day-to-day basis during the year. Generally, the base salary element of compensation is used to recognize the experience, skills, knowledge and responsibilities required of each NEO, and over time reflects an NEO’s overall sustained performance and contributions to our business. The reviews of NEO base salary levels conducted by our CEO, except with respect to his own salary, and by the committee are subjective, based on their general experience with respect to setting salary levels and supplemented by survey data and assessments of the performance of our NEOs. Survey and comparator group data also is used to validate that determinations fall within acceptable parameters relative to the market.

The following table sets forth information regarding the base salaries for 2012 for the NEOs. For the persons who were NEOs in 2011, it also shows the percentage increase from the prior year.

Named Executive Officer	2012 Base Salary	Percentage Increase from Prior Year
P. Ron Ellis	$416,200	11%
Michael A. Sherman	$280,000	12%
Christopher P. Leamon, Ph.D.	$260,000	4%
Binh Nguyen M.D., Ph.D.	$300,000	3%
David D. Meek(1)	$327,000	—

(1)	Mr. Meek was hired in August 2012.

The increases in base salaries were made in consideration of our successful achievement of most of the corporate performance goals that had been set for 2011, achievement of other performance goals as they related to each NEO, and the committee’s subjective assessment of each NEO’s performance of major job responsibilities and demonstration of teamwork, excellence and commitment. The increases generally exceeded market growth in salaries as the committee implemented a two-year plan to set the salaries of all company officers to at least the 25th percentile of the peer group.

Short-Term Incentives (Cash Bonuses)

NEOs are eligible to earn annual cash bonuses that relate to goals set by the committee for company and individual performance.

For 2012, the committee approved a target cash bonus opportunity for the CEO equal to 50% of his base salary and target cash bonus opportunities for the other executive officers at 30% of base salary. For 2012, the Board of Directors had approved a number of strategic priorities in the areas of clinical trials, regulatory processes and intellectual property management.

In February 2013, the committee assessed the performance of the company and the executive team in 2012. Key accomplishments included those discussed above under “— Executive Summary.” The committee also reviewed the accomplishment of company and individual goals for 2012. The committee reached a consensus based largely on the members’ subjective assessment of company and executive performance. The committee concluded that, on an overall basis, both the company and the executive team had exceeded expectations for the year. Based on this performance, the committee agreed to establish a bonus pool equal to 1.4 times the aggregate target amounts for the eligible participants. This pool was then allocated among participants, including the NEOs, with additional consideration to their individual performance relative to predetermined goals. This resulted in a bonus of 70% of base salary for the CEO and a range in bonuses as a percent of the salaries of other NEOs between 40% and 46%. David Meek, who was hired in August 2012, received a performance bonus equal to 40% of the base salary he earned during his partial year of service. Pursuant to the terms of his hiring, Mr. Meek also received (1) a signing bonus of $65,000 in 2012 and (2) a bonus of $57,900, which was equal to 30% of the amount that he would have received in base salary if he had been employed during 2012 before his hire date, which was paid in early 2013 at the same time as the NEOs’ performance bonuses. The latter of these additional bonus amounts was agreed to in consideration of the bonus opportunity from his previous employer that Mr. Meek was foregoing by accepting our employment offer.

Long-Term Incentives (Equity Awards)

We believe that strong corporate performance over the long term is achieved with a corporate culture that encourages a long-term focus by our NEOs through the use of equity awards, the value of which depends on our stock performance. We use equity awards to provide certain of our employees, including our NEOs, with incentives to help align those employees’ interests with the interests of our stockholders and to enable them to participate in the long-term appreciation of our stockholder value. Additionally, equity awards provide an important retention tool for key employees, as the awards generally are subject to vesting over an extended period of time based on continued service with us.

Typically, we have made equity awards annually at the beginning of each year based primarily on corporate performance as a whole during the preceding year. In 2012, we granted equity awards in February. In addition, we may grant equity awards upon the occurrence of certain events during the year, for example, upon an employee’s hire or achievement of a significant business objective.

All 2012 equity awards were made under our 2010 Equity Incentive Plan, or EIP. The EIP permits the grant of incentive stock options to our employees and the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

The EIP is administered by the committee which has the authority to determine who among the eligible participants will receive awards and the terms of those awards, to prescribe rules and to construe and interpret the EIP and awards granted under the EIP.

For 2012, the committee made equity awards to the NEOs under the EIP as stock options. The stock option grants were designed to provide a compensation opportunity equal to the 75th percentile of the peer group comparable annual equity market value.

The committee made the following stock option awards to the NEOs under the EIP in 2012. Each option vests in four equal annual installments, subject to maintaining continued service.

Named Executive Officer	2012 Option Grants (Number of Shares)
P. Ron Ellis	200,000
Michael A. Sherman	100,000
Christopher P. Leamon, Ph.D.	80,000
Binh Nguyen M.D., Ph.D.	80,000
David D. Meek	160,000

Mr. Meek’s grant was made in August 2012 in connection with his employment by the company. The grant date fair value of the stock option grants are included in the Summary Compensation Table on page 26 and the Grants of Plan-Based Awards in 2012 table on page 27.

Broad-based Employee Benefits

Our NEOs are eligible to participate in the same group insurance and employee benefit plans as our other salaried employees. We provide employee benefits to all eligible employees, including our NEOs, which our Board of Directors and the committee believe are reasonable and consistent with its overall compensation objective to better enable us to attract and retain employees. These benefits include medical, dental, vision, and disability benefits and life insurance. We do not provide special plans or programs for our NEOs.

We sponsor a 401(k) tax-qualified retirement savings plan pursuant to which employees are entitled to participate. Employees can make contributions to the plan on a before-tax basis to the maximum amount prescribed by the U.S. Internal Revenue Service. We do not provide any matching to these contributions. Other than this plan, we do not maintain any other deferred savings plans in which our NEOs participate. We do not maintain or provide any defined benefit plans for our employees.

Our Board of Directors has adopted the 2010 Employee Stock Purchase Plan, or the ESPP, but we have chosen to delay commencing the ESPP until some date in the future, if ever, that the committee determines in its sole discretion that it is in our best interest to do so. We also intend to seek stockholder approval of the ESPP at a future date. The plan administrator will determine who is eligible, which may include our executive officers and other employees should we ever decide to commence offerings under it.

Change in Control and Severance Benefits

The committee considers maintaining a stable and effective management team to be essential to maximizing stockholder return. We have entered into change in control and severance arrangements with certain key executives, including our NEOs, that provide additional benefits in the event of a change in control. For more detail on the change in control and severance agreements, see “— Estimated Post-Employment Payments Under Alternative Termination Scenarios.”

Tax and Accounting Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive officer or director might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended, or the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our company that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Due to the limitations of Section 162(m) of the Code, we generally receive a federal income tax deduction for compensation paid to our CEO and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any year or is “performance-based” under Code Section 162(m). In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. Additionally, under a special Code Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before February 9, 2011, the date we closed our initial public offering, will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan as determined under Code Section 162(m), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs, which in our case would be the 2015 annual meeting of stockholders. Although the committee cannot predict how the deductibility limit may impact our compensation program in future years, the committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, the committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions when it appears likely that the company will no longer qualify for an exception to that section.

ASSESSMENT OF COMPENSATION-RELATED RISKS

We believe that our compensation policies and practices are designed to encourage our employees to act in the long-term best interests of the company and are not reasonably likely to have a material adverse effect on our business. We believe that the following factors reduce the likelihood that our employees would be encouraged to take excessive risks:

•	We maintain our overall compensation at levels that are competitive with our peers.
•	Our compensation mix is designed in part to reward long-term performance and is balanced among fixed cash components, incentives that reward improvements in company and individual performance, and long-term incentive opportunities.
•	Our annual cash bonuses have been based on the achievement of several different financial and operational performance measures.
•	Our option awards generally have vesting periods of four years and only result in value to the extent our common stock price increases in value.
•	The PRSU awards that we made in 2011, which could vest and payout until their termination in May 2016, are tied to the achievement of objective performance measures.

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers. We refer to these persons as our named executive officers or NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
P. Ron Ellis President and Chief Executive Officer	2012	408,277	291,340	—	528,020	840	1,228,477
	2011	367,039	234,375	—	1,045,456	1,925	1,648,795
	2010	302,798	—	—	286,248	1,005	590,051
Michael A. Sherman Chief Financial Officer	2012	274,231	112,000	—	264,010	840	651,081
	2011	247,115	100,000	—	392,046	1,367	740,528
	2010	223,500	—	—	31,227	6,005	260,732
Christopher P. Leamon, Ph.D. Vice President of Research	2012	258,077	104,000	—	211,208	840	574,125
	2011	247,115	90,000	—	396,159	1,331	734,605
	2010	223,846	—	—	52,045	6,005	281,896
Binh Nguyen M.D., Ph.D.(5) Vice President of Clinical Affairs	2012	298,077	120,000	—	211,208	840	630,125
	2011	156,154	117,900	—	756,184	803	1,031,041
David D. Meek(6) Chief Commercial Officer	2012	133,315	176,500	—	1,043,296	41,468	1,394,579

(1)	Bonuses for 2012 performance were paid in 2013. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a discussion of our 2012 bonus program. The Compensation Committee approved paying out a total of 1.4 times the target cash bonus opportunities of the eligible participants. No specific formula was used to derive the actual amount of the 2012 bonus for each of the NEOs.

The amount for Mr. Meek also includes additional bonus amounts that he received pursuant to the terms of his hiring. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a description of Mr. Meek’s bonus payments.

(2)	In accordance with ASC 718, the stock awards column does not include any amount relating to the PRSU awards made in 2011 because it was not probable that the performance conditions would be met during 2011. The maximum grant date value of each PRSU award was: Mr. Ellis — $708,000; Mr. Sherman — $300,900; Dr. Leamon — $141,600; Dr. Nguyen — $304,215; and Mr. Meek — $0.
(3)	The amounts in this column represent the aggregate grant date fair value of the option awards and are computed in accordance with ASC 718. See Note 12 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of assumptions made in determining the grant date fair value and compensation expense of the stock options. These amounts do not correspond to the actual value, if any, that may be recognized by the executives.
(4)	These amounts in 2012 represent cell phone allowance.

The amount for Mr. Meek also includes non-qualified moving expenses of $41,113. This amount was grossed up for tax purposes.

(5)	Dr. Nguyen was hired in June 2011.
(6)	Mr. Meek was hired in August 2012.

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table presents information concerning grants of plan-based awards to each NEO during the year ended December 31, 2012, which consisted of stock option awards made under the EIP.

Name	Grant Date	Securities Underlying Option (#)	Exercise or Base Option Awards ($/SH)	Grant Date Fair Value Stock and Option Awards ($)(1)
P. Ron Ellis	2/29/12	200,000	$3.55	$528,020
Michael A. Sherman	2/29/12	100,000	3.55	264,010
Christopher P. Leamon, Ph.D.	2/29/12	80,000	3.55	211,208
Binh Nguyen M.D., Ph.D.	2/29/12	80,000	3.55	211,208
David D. Meek	8/3/12	160,000	8.73	1,043,296

(1)	Reflects the grant date fair value of the option awards computed in accordance with ASC 718. For a discussion of the assumptions used to value the options, see Note 12 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. These amounts do not correspond to the actual value, if any, that may be recognized by the executives. Each of the option awards vests in four annual installments beginning on the first anniversary of the grant date, subject to maintaining continued service.

The number of shares issuable under the EIP includes any shares subject to stock options or similar awards granted under our prior two plans that expire or terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the prior plans that are forfeited to or repurchased by us, with the maximum number of shares to be added to the EIP from the prior plans equal to 2,486,910 shares. In addition, the EIP provides for annual increases in the number of shares available for issuance by an amount equal to the least of:

•	2,094,240 shares;
•	four percent of the outstanding shares of our common stock as of the last day of our immediately preceding year; or
•	such other number of shares as our Board of Directors may determine.

In November 2012, the Board approved increasing the number of shares available for issuance by 1,430,000 shares. At April 3, 2013, there were 587,692 shares available for issuance under the EIP.

Shares issued pursuant to awards under the EIP that we repurchase or that expire or are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award, will become available for future grant under the EIP. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the EIP.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table presents certain information concerning equity awards held by the Named Executive Officers at December 31, 2012.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
P. Ron Ellis	13,089	(1)	—		—	1.91	2/10/2015
	26,178	(1)	—		—	1.91	2/17/2016
	77,793	(1)	—		—	1.91	8/31/2016
	52,356	(1)	—		—	2.10	5/31/2017
	65,445	(1)	—		—	3.06	2/12/2018
	88,918	(2)	4,520		—	2.54	3/5/2019
	104,968	(3)	39,011		—	3.82	2/11/2020
	40,000	(4)	120,000		—	9.05	4/14/2021
	—		200,000	(5)	—	3.55	2/28/2022
								40,000	(6)	359,200
Michael A. Sherman	52,356	(1)	—		—	2.10	5/31/2017
	10,471	(1)	—		—	3.06	2/12/2018
	6,451	(2)	281		—	2.54	3/5/2019
	8,289	(7)	2,182		—	2.54	11/12/2019
	11,450	(3)	4,256		—	3.82	2/11/2020
	15,000	(4)	45,000		—	9.05	4/14/2021
	—		100,000	(5)	—	3.55	2/28/2022
								17,000	(6)	152,660
Christopher P. Leamon, Ph.D.	13,089	(1)	—		—	1.91	2/10/2015
	13,089	(1)	—		—	1.91	2/17/2016
	26,178	(1)	—		—	2.10	2/11/2017
	26,178	(1)	—		—	3.06	2/12/2018
	35,808	(2)	1,558		—	2.54	3/5/2019
	19,083	(3)	7,094		—	3.82	2/11/2020
	3,272	(8)	9,817		—	7.49	3/11/2021
	12,500	(4)	37,500		—	9.05	4/14/2021
	—		80,000	(5)	—	3.55	2/28/2022
								8,000	(6)	71,840
Binh Nguyen M.D., Ph.D.	22,000	(9)	66,000		—	11.93	6/23/2021
	—		80,000	(5)	—	3.55	2/28/2022
								17,000	(6)	152,660
David D. Meek	—		160,000	(10)	—	8.73	8/3/2022

(1)	The option is fully vested and immediately exercisable.
(2)	Shares subject to the option vest monthly over a period of 48 months beginning on March 31, 2009.
(3)	Shares subject to the option vest monthly over a period of 48 months beginning on February 28, 2010.
(4)	Shares subject to the option vest in four annual installments beginning April 14, 2012.

(5)	Shares subject to the option vest in four annual installments beginning February 28, 2013.
(6)	Represents the target number of PRSUs granted in 2011. The PRSUs will be earned, in whole or in part, depending upon whether the company receives, with respect to any country or jurisdiction, approval of the applicable regulatory authority to manufacture and sell a product in that country or jurisdiction, or Commercial Approval. The target number of PRSUs will be earned when we obtain Commercial Approval from any regulatory authority for any therapeutic compound or product of the company, or the First Commercial Approval, provided that such approval is granted on or before May 26, 2016, or the termination date. The earned PRSUs will vest 50% on the date the committee determines that the First Commercial Approval has been received and 50% one year thereafter, subject to maintaining continued service. Additional PRSUs can be earned upon receipt of a Second Commercial Approval before the termination date, with 50% vested on the date the committee determines that the Second Commercial Approval has been received and 50% one year thereafter, subject to maintaining continued service. The maximum number of PRSUs that can be earned are as follows: Mr. Ellis — 60,000; Mr. Sherman — 25,500; Dr. Leamon — 12,000; and Dr. Nguyen — 25,500.
(7)	Shares subject to the option vest monthly over a period of 48 months beginning on November 30, 2009.
(8)	Shares subject to the option vest in four annual installments beginning March 11, 2012.
(9)	Shares subject to the option vest in four annual installments beginning June 23, 2012.
(10)	Shares subject to the option vest in four annual installments beginning August 3, 2013.

OPTION EXERCISES AND STOCK VESTED IN 2012

During 2012, there were no options exercised by our NEOs, and none of the PRSUs held by our NEOs vested.

OTHER 2012 COMPENSATION INFORMATION

Pensions

During 2012, we did not maintain any plan providing for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

There were no nonqualified defined contributions or other deferred compensation plans for any NEO in existence during 2012.

Employment Agreements and Change in Control Arrangements

We do not currently have employment agreements with any of our NEOs, only Change in Control and Severance Agreements which are described in the following section.

ESTIMATED POST-EMPLOYMENT PAYMENTS
UNDER ALTERNATIVE TERMINATION SCENARIOS

The following summaries of the plans and agreements we have with our NEOs provide information regarding the payments and other benefits available to our NEOs upon the termination of their employment under various circumstances and a possible change in control of our company.

Change in Control and Severance Agreements

Prior to our initial public offering, we entered into Change in Control and Severance Agreements with each of the persons who was an executive officer at the time. Dr. Low is not party to such an agreement. We entered into a Change in Control and Severance Agreement with Dr. Nguyen in June 2011 and with Mr. Meek in August 2012. These agreements and the award agreements for our equity awards provide for the following benefits:

If the NEO’s employment is terminated without Cause, or if the NEO terminates employment with us for Good Reason, the NEO will be entitled to:

•	a lump sum severance payment equal to nine months (12 months for Mr. Ellis) of the NEO’s then-current base salary;
•	nine months (12 months for Mr. Ellis) reimbursement of premiums under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for continued coverage under our medical, dental, or vision plans for the NEO and/or eligible dependents; and
•	stock option awards that would have vested in the following nine months will immediately vest and become exercisable.

If the NEO is terminated without Cause, or if the NEO terminates employment with us for Good Reason, within one year following a Change in Control, the NEO will be entitled to:

•	a lump sum payment equal to 12 months of base salary, as in effect immediately prior to the Change in Control or his termination, whichever is greater;
•	a lump sum payment equal to the target bonus for the year of termination or, if greater, for the year during which the Change in Control occurs;
•	twelve months reimbursement of COBRA premiums for continued coverage under our medical, dental, and/or vision plans for the NEO and eligible dependents; and
•	100 percent of unvested equity awards will immediately vest and become exercisable in full.

The foregoing severance benefits will be subject to the NEO providing us with an executed release of claims.

For the purposes of the above agreements, “cause,” “change in control,” and “good reason” are defined as follows:

“Cause”

(i) an act of personal dishonesty taken by the NEO in connection with his or her responsibilities as an employee and intended to result in the NEO’s substantial personal enrichment;

(ii) the NEO being convicted of, or pleading no contest or guilty to, a felony or misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the company;

(iii) a willful act by the NEO that constitutes gross misconduct and that is injurious to the company;

(iv) following delivery to the NEO of a written demand for performance that describes the basis for the company’s reasonable belief that the NEO has not substantially performed his or her duties, the NEO’s continued violations of his or her obligations to the company that are demonstrably willful and deliberate on the NEO’s part; and

(v) the NEO’s material violation of any written employment policy or standard of conduct of the company.

“Change in Control”

(i) a change in the ownership of the company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the company that, together with the stock held by such Person, constitutes more than 50 percent of the total voting power of the stock of the company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50 percent of the total voting power of the stock of the company will not be considered a Change in Control; or

(ii) a change in the effective control of the company which occurs on the date that a majority of members of the Board (each, a “Director”) is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the company, the acquisition of additional control of the company by the same Person will not be considered a Change in Control; or

(iii) a change in the ownership of a substantial portion of the company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the company’s assets: (A) a transfer to an entity that is controlled by the company’s stockholders immediately after the transfer, or (B) a transfer of assets by the company to: (1) a stockholder of the company (immediately before the asset transfer) in exchange for or with respect to the company’s stock, (2) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the company, (3) a Person, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the company, or (4) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the company.

“Good Reason” means the NEO’s termination of employment within 90 days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without the NEO’s express written consent:

(i) a material reduction of the NEO’s duties, position, or responsibilities, relative to the NEO’s duties, position, or responsibilities in effect immediately prior to such reduction, unless the NEO is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status), provided, however, that a reduction in duties, position, or responsibilities solely by virtue of the company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the company remains as such following a Change in Control but is not the Chief Executive Officer of the acquiring corporation) will not constitute “Good Reason”;

(ii) a material reduction by the company in the NEO’s annualized base pay as in effect immediately prior to such reduction;

(iii) the relocation of the NEO’s principal place of performing his or her duties as an employee of the company by more than fifty (50) miles; or

(iv) the failure of the company to obtain the assumption of the agreement by a successor.

In order for an event to qualify as Good Reason, the NEO must not terminate employment with the company without first providing the company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

Equity Awards

The EIP provides that all equity awards granted thereunder will vest in full, and all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, upon a Change in Control if the successor corporation does not assume or substitute for the award. In addition, the award agreements for the PRSUs granted in 2011 provided that any unvested units will be considered fully vested and earned immediately prior to the consummation of a Change in Control, without regard to the actions of the successor corporation. “Change in Control” is defined in the EIP, and consequently in the PRSU award agreements, the same way it is defined in the Change in Control and Severance Agreements, as described above.

Estimated Payments for Termination or Change in Control as of December 31, 2012

The following table sets forth the value of the benefits that would have been payable to each of the NEOs, assuming that the following events occurred on December 31, 2012. We do not disclose payments or other benefits under our 401(k) retirement plan and health and welfare plans because all salaried employees are entitled to the same benefits under those plans. The amounts shown are only estimates of the amounts that would be payable to the executives upon termination of employment and do not reflect tax positions we may take or the accounting treatment of such payments. Actual amounts to be paid can only be determined at the time of separation.

Benefit	Voluntary resignation, retirement, death or disability ($)	Termination by the company without cause or by executive resignation with good reason ($)	Upon a change in control ($)	Termination within twelve months following change in control ($)
P. Ron Ellis
Severance Payment(1)	0	416,200	0	416,200
Stock Options(2)	0	439,888	1,316,406	1,316,406
PRSUs(3)	0	0	538,800	538,800
2012 Bonus(4)	0	0	0	208,100
COBRA reimbursement(5)	0	17,786	0	17,786
Total	0	873,874	1,855,206	2,497,292
Michael A. Sherman
Severance Payment(1)	0	210,000	0	280,000
Stock Options(2)	0	165,392	580,823	580,823
PRSUs(3)	0	0	228,990	228,990
2012 Bonus(4)	0	0	0	84,000
COBRA reimbursement(5)	0	10,748	0	14,330
Total	0	386,140	809,813	1,188,143
Christopher P. Leamon, Ph.D.
Severance Payment(1)	0	195,000	0	260,000
Stock Options(2)	0	148,829	495,666	495,666
PRSUs(3)	0	0	107,760	107,760
2012 Bonus(4)	0	0	0	78,000
COBRA reimbursement(5)	0	13,339	0	17,786
Total	0	357,168	603,426	959,212

Benefit	Voluntary resignation, retirement, death or disability ($)	Termination by the company without cause or by executive resignation with good reason ($)	Upon a change in control ($)	Termination within twelve months following change in control ($)
Binh Nguyen M.D., Ph.D.
Severance Payment(1)	0	225,000	0	300,000
Stock Options(2)	0	108,600	434,400	434,400
PRSUs(3)	0	0	228,990	228,990
2012 Bonus(4)	0	0	0	90,000
COBRA reimbursement(5)	0	8,317	0	11,089
Total	0	341,917	663,390	1,064,479
David Meek
Severance Payment(1)	0	245,250	0	327,000
Stock Options(2)	0	9,978	40,000	40,000
PRSUs(3)	0	0	0	0
2012 Bonus(4)	0	0	0	98,100
COBRA reimbursement(5)	0	13,339	0	17,786
Total	0	268,567	40,000	482,886

(1)	The severance payment was determined based on base salaries in effect on December 31, 2012.
(2)	Represents intrinsic value of all unvested awards that are accelerated as of the assumed date of termination. All calculations are based on $8.98 per share, the closing price of our common stock as reported by The Nasdaq Stock Market for December 31, 2012. The NEOs would receive the amounts under “Upon a change in control” column only if the successor corporation did not assume or substitute for the option award, as provided by the EIP, and would receive the amounts under the “Termination within twelve months following change in control” upon the change in control if the successor corporation did not assume or substitute for the option award, as provided by the EIP, or upon subsequent termination even if the award had been assumed or substituted, as provided by the Change in Control and Severance Agreement.
(3)	Represents intrinsic value of all unvested PRSU awards as of the assumed date of termination. All calculations are based on $8.98 per share, the closing price of our common stock as reported by The Nasdaq Stock Market for December 31, 2012. As provided by the award agreements, the NEOs would receive the amounts under the “Upon a change in control” and “Termination within twelve months following change in control” columns immediately prior to a change in control, regardless of whether or when their employment is terminated.
(4)	The 2012 bonus amount represents the target bonus opportunity for the executive. The bonuses were paid in February 2013, and the amounts paid exceeded the target bonus opportunities.
(5)	Represents the amount of COBRA premiums for the executive and executive’s eligible dependents that would be reimbursable in connection with the applicable events.

2012 DIRECTOR COMPENSATION

Non-Employee Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our Board of Directors for the year ended December 31, 2012. The table excludes Mr. Ellis, our President and Chief Executive Officer, and Dr. Low, our Chief Science Officer, who as employees do not receive any compensation from us in their roles as directors.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	Total ($)
John C. Aplin, Ph.D.	55,000	45,653	100,653
Douglas G. Bailey	42,189	45,653	87,842
Keith E. Brauer	45,000	45,653	90,653
John G. Clawson(3)	12,500	0	12,500
Ann F. Hanham, Ph.D.	43,751	45,653	89,404
Marc D. Kozin	16,792	113,594	130,386
Peter D. Meldrum	22,500	136,959	159,459
Fred A. Middleton	35,000	45,653	80,653
James S. Shannon, M.D., MRCP(4)	10,833	0	10,833

(1)	Neither P. Ron Ellis or Philip S. Low, Ph.D., each of whom was a director, officer and employee of the company during 2012, is included in this table because they did not receive any additional compensation for their respective service as a director. Compensation information for Mr. Ellis is shown in the Summary Compensation Table on page 26, and compensation information for Dr. Low is shown below under “— Compensation of Dr. Low.”
(2)	The amount in this column represents the aggregate grant date fair value of the option awards awarded during 2012, computed in accordance with FASB Topic ASC 718. This amount does not correspond to the actual value that will be recognized by the director. The assumptions used in the valuation of this award are consistent with the valuation methodologies specified in the notes to our financial statements. For a discussion of the assumptions used to determine grant date value, see Note 12 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	Mr. Clawson did not seek re-election as a director at our 2012 annual meeting and therefore his term expired on May 31, 2012. As a result, he did not receive a stock option grant in 2012 and did not receive any other payments from us after that date.
(4)	Dr. Shannon resigned from the Board of Directors on May 1, 2012. As a result, he did not receive a stock option grant in 2012 and did not receive any other payments from us after that date.

The aggregate number of shares subject to stock options outstanding at December 31, 2012 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2012(1)
John C. Aplin, Ph.D.	35,706
Douglas G. Bailey	35,706
Keith E. Brauer	54,421
Ann F. Hanham, Ph.D.	35,706
Marc D. Kozin	20,000
Peter D. Meldrum.	30,000
Fred A. Middleton	35,706

(1)	Of the option shares, 125,428 have vested and 121,817 shares are unvested.

We refer to each of our non-employee directors as an outside director. The compensation policy for outside directors provides for (1) cash retainers and (2) automatic grants of stock options under the EIP as described in the following paragraphs.

Each outside director receives an annual cash retainer of $35,000 for his or her service on our Board of Directors and our chair of the Board of Directors receives an additional $20,000 annually for his or her service as our chair of the Board of Directors. Each outside director who serves as a chair of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receives annual cash retainers of $15,000, $10,000 or $7,500, respectively, for his or her service as chair on such committee, and other members of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee receives annual $7,500, $5,000 or $3,750, respectively, for his or her service on such committee. Each of the payments to our outside directors is made on a quarterly basis, in consideration for their services in these respective roles.

In May 2011, the Board of Directors approved changes to the automatic grants to outside directors. Under the revised program, each new outside director is automatically granted a stock option to purchase 20,000 shares of our common stock on the date such person first becomes an outside director. A director who is an employee and who ceases to be an employee, but who remains a director, will not receive such an initial award. In addition, effective as of the 2011 annual meeting of stockholders, each outside director is automatically granted a stock option to purchase 10,000 shares of our common stock on the date of each annual stockholder meeting.

The exercise price of all stock options granted pursuant to the EIP is equal to the fair market value of our common stock on the date of grant. The term of all stock options is ten years. Subject to the adjustment provisions of the EIP, initial awards vest as to  1/3 of the shares subject to such awards on the business day before each date of each annual stockholder meeting following their respective commencement of service, provided such outside director continues to serve as a director through each such date. The annual awards vest as to 100 percent of the shares on the business day prior to the next annual stockholder meeting following the date of grant, provided such outside director continues to serve as a director through such date.

In the event of a “change in control,” as defined in the EIP, with respect to awards granted under the EIP to outside directors, the awards will fully vest, become fully exercisable as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100 percent of target level and all other terms and conditions met if the outside director is terminated following the change in control other than by voluntary resignation (unless such resignation is at the request of the acquiror). In addition, stock options held by outside directors will fully vest upon the director’s resignation if such resignation was requested by the Nominating and Corporate Governance Committee.

The compensation committee, as the administrator of the EIP, may change or otherwise revise the terms of awards granted under the outside director compensation policy in its discretion.

Compensation of Dr. Low

Dr. Low is our Chief Science Officer and an executive officer. Dr. Low receives compensation from us in connection with his employment, based on his part-time employment status. Dr. Low does not receive any additional compensation for his service as a member of our Board of Directors.

Dr. Low received the following compensation from us for 2012:

Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
200,385	211,208	840	412,433

(1)	Consists of base salary earned during 2012 and the bonus for 2012 performance that was paid in 2013. See “— Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentives (Cash Bonuses)” for a discussion of our 2012 bonus program. The Compensation Committee approved paying out a total of 1.40 times the target cash bonus opportunities of the eligible participants. No specific formula was used to derive the actual amount of the 2012 bonus for Dr. Low.
(2)	The amount in this column represents the aggregate grant date fair value of the option award made to Dr. Low in 2012 and is computed in accordance with ASC 718. See Note 12 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of assumptions made in determining the grant date fair value and compensation expense of stock options. This amount does not correspond to the actual value, if any, that may be recognized by Dr. Low.
(3)	This amount represents cell phone allowance.

As of December 31, 2012, Dr. Low held 318,988 stock options (of which 136,182 were vested) and 12,000 PRSUs (none of which were earned or vested). As a salaried employee, Dr. Low is entitled to participate in our 401(k) retirement plan. Dr. Low is not a party to a Change in Control and Severance Agreement with us.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2012, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm, and Ernst & Young LLP’s report thereon, is available to our stockholders on the Internet as described in the Notice of Internet availability of proxy materials. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268. Our Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our internet website at www.Endocyte.com.

STOCKHOLDER PROPOSALS AT
2014 ANNUAL MEETING

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2014 annual meeting of stockholders, or for presentation at such meeting, is January 10, 2014. In the event that the 2014 annual meeting of stockholders is called for a date that is not within 30 days of June 19, 2014, in order to be timely, we must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2014 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the Securities and Exchange Commission, including Rule 14a-8, as well as the advance notification requirements set forth in our By-Laws. A copy of the advance notification requirements may be obtained upon request to Corporate Secretary, Endocyte, Inc., 8910 Purdue Road, Suite 250, Indianapolis, Indiana 46268.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and so, we file periodic reports and other information with the Securities and Exchange Commission. These reports and the other information we file with the Securities and Exchange Commission can be read and copied at the public reference room facilities maintained by the Securities and Exchange Commission in Washington, DC at 100 F Street, N.E., Washington, DC 20549. The Securities and Exchange Commission’s telephone number to obtain information on the operation of the public reference room is (800) SEC-0330. These reports and other information are also filed by us electronically with the Securities and Exchange Commission and are available at its website, www.sec.gov.

INCORPORATION BY REFERENCE

To the extent this proxy statement has been or will be specifically incorporated by reference into any filing under the Securities Act of 1933, as amended, and the Exchange Act, the sections of this proxy statement entitled “COMPENSATION COMMITTEE REPORT” and “REPORT OF THE AUDIT COMMITTEE” should not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

ENDOCYTE INC
8910 PURDUE ROAD
SUITE 250
INDIANAPOLIS, IN 46268

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1A, 1B, 1C and 2.

1. Election of Directors

		For	Withhold
1A	P. Ron Ellis	☐	☐
1B	Marc D. Kozin	☐	☐
1C	Fred A. Middleton	☐	☐

		For	Against	Abstain
2	Ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2013.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000177355_1 R1.0.0.51160

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of
Endocyte, Inc. Stockholders

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

For directions to the meeting, call 317-569-9600 or go to
http://maps.google.com/maps?q=600+E.+96th+Street+Suite+600+Indianapolis%2c+Indiana+46240

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report/Form 10-K Wrap, Notice & Proxy Statement is/are available at www.proxyvote.com .

Proxy Solicited by Board of Directors for Annual Meeting — June 19, 2013

P. Ron Ellis, Michael A. Sherman, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Endocyte, Inc. to be held on June 19, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all nominees for election and FOR ratification of auditors.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

0000177377_2 R1.0.0.51160

Continued and to be signed on reverse side